Exhibit 16.1

October 14, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington. D.C. 20549

Ladies and Gentlemen:

We have read RiceBran Technologies, Inc's statements included under Item 4.01 of its Form 8-K dated October 15, 2024. We agree with the statements concerning our Firm under Item 4.01 related to our resignation. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC